CONSULTING AGREEMENT

Consulting Agreement dated as of March 10, 2014 by and between GamePlan Holdings, a corporation organized and existing under the laws of  Nevada with offices at 112 Water Street, Boston, Mass.(the “Company”) and Gatehouse Financial Partners GmbH with offices at Im Büeler 6 CH-8704 Herrliberg-Zürich  Switzerland (the “Consultant”).

W I T N E S S E T H:

The Company desires to engage the services of the Consultant for purposes of general corporate counseling and advice and more specifically for those services set forth on Schedules A, and B hereto (collectively, the “Consulting Services”).

Consultant is desirous of performing the Consulting Services on behalf of the Company and desires to be engaged and retained by the Company for such purposes.

Accordingly, in consideration of the recitals, promises and conditions in this Agreement, the Consultant and the Company agree as follows:

1.

Consulting Services.  The Company hereby retains the Consultant, and the Consultant accepts such retention all on the terms and conditions herein contained.

2.

Term.

 (a)

The initial term (the “Initial Term”) of this Agreement shall be for a 12 month period commencing on the date hereof.

 (b)

Notwithstanding paragraph 2(a), either party may terminate this Agreement, upon 30 days prior written notice.

3.

Fees.  In addition to and not in mitigation of, or substitution for, the additional fees enumerated in any of the Schedules hereto, the Company shall pay the Consultant a fee of USD $10,000 upon signing this Consulting Agreement and $10,000 per month in restricted shares of the Company’s common stock or in cash if adequate capital reserves exist. In addition Gatehouse will be granted 500,000 options of the Company’s common stock at USD $.25 per share, of which 250,000 options will vest after 12 months and the balance (i.e. 250,000 options) will vest after 24 months.

4.

Expenses.  The Company will reimburse the Consultant for its expenses, including any due diligence, legal and accounting expenses, reasonably incurred by the Consultant.  Notwithstanding any other provision of this Agreement, the Consultant shall not make any single expenditure that exceeds US$500 without the prior written consent of the Company. Consultant’s total expenses shall not exceed $5,000 without the prior written consent of the Company.

5.

Duties of the Company.

(a)

The Company shall supply the Consultant, on a regular and timely basis, with all data and information (including regulatory filings) about the Company, its management, its products and its operations as the Company deems material or which the Consultant reasonably requires, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

6.

 Representatives by Company.

(a)

The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representations in disseminating such information and otherwise performing its functions under the Agreement.

(b)

The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

7.

 Representatives and Indemnification by Consultant.

(a)

The Consultant agrees to provide the Consulting Services hereunder in a manner consistent with the performance standards observed by other professionals undertaking such functions.

(b)

The Consultant agrees that it will not release or disseminate any information pertaining to the Company that is not factual and that has not been previously disseminated to the public.

(c)

The Consultant hereby agrees to indemnify the Company against, and to hold the Company harmless from, any claims, demands, suits, loss, damages, liabilities, etc., including reasonable attorneys’ fees and costs, arising out of or related to any inaccurate statements, misrepresentations, or omissions by the Consultant in connection with this Consulting Agreement; provided, however, the Consultant shall not be liable under the foregoing indemnity and reimbursement provision for any loss, claim, damage, or liability which is judicially determined to have resulted from the misconduct of the Company or inaccurate information provided by the Company.

8.

Confidentiality and Other Provisions.

(a)

The Consultant shall not, except as authorized or required to perform the Consulting Services, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company’s business or may be likely so to do.  This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge, which may come into the public domain or otherwise required to be disclosed pursuant to court or regulatory process.  The Consultant shall comply with such directions, as the Company shall make to ensure the safeguarding or confidentiality of all such information.

(b)

During the term of this Agreement, the Consultant shall devote sufficient time, attention, and ability to the business of the Company as is reasonably necessary for the proper performance of the Consulting Services pursuant to this Agreement.   Nothing contained herein shall be deemed to require the Consultant to devote its exclusive time, attention and ability to the business of the Company.

9.

Relationship of Parties.  The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

10.

Miscellaneous.

(a)

Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)

Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:	GamePlan Holdings
112 Waters St.
Boston, Mass.
Attention: the Board of directors

If to the Consultant:	Gatehouse Financial Partners GmbH
Im Büeler 6
CH-8704 Herrliberg-Zürich
Tel: +41 44 915 3378
Fax: +41 44 915 3371
Attention: Markus Bertschin, Managing Director

or such other address as may be designated in writing hereafter, in the same manner, by such party.

(c)

Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Consultant, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)

Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  All words used in this Agreement will be construed to be of such number and gender as the circumstances require.

(e)

Successors and Assigns.  This Agreement is intended only for the benefit of, shall be binding upon and inure to the benefit of the parties and their respective successors.  Anything in the foregoing to the contrary notwithstanding, subject to compliance with applicable securities laws, the Consultant may assign and/or transfer all or a portion of the consideration payable by the Company hereunder.

(f)

Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States Federal District Court for Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper under such court’s jurisdiction.

(g)

Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h)

Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including the recovery of damages, the Consultant will be entitled to specific performance of the obligations of the Company hereunder.  The Company and the Consultant agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in this Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

Gatehouse Financial Partners GmbH

By: /s/

Authorized Signatory

GamePlan Holdings

By: /s/

Authorized Signatory

SCHEDULE A

To the Consulting Agreement dated as of February 1, 2014

Between

 Gatehouse Financial Partners GmbH and GamePlan Holdings.

1.1

 Financial Public Relation Services.  The Consultant shall provide the following financial public relation services to the Company:

(a)

Acting as financial public relations counsel, serving (i) as liaison between the Company and its stockholders; (ii) as advisor to the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison for the Company with respect to communications and information (e.g., interviews, press releases, stockholder reports, etc.) as well as planning, designing, developing, organizing, writing and distribution such communications and information.

(b)

Assisting the Company in establishing an investor relations program, and advise the Company with respect to stockholder meetings, interviews of Company officers by the financial media, and interviews of Company officers by analysts, market markers, broker-dealers and other members of the financial community.

(c)

Assisting the Company in order to make the Company, its management, products and services, and financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community.  No press releases will be made without consent of the Consultant.

(d)

The Company agrees that no public release shall be made without the consent of the Consultant.

1.2

Strategic Planning Services.

The Consultant shall provide the following strategic planning services to the Company.  The Consultant will undertake for, and consult with the Company as to, the management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of services, and shall review and advise the Company regarding its overall progress, needs and condition.  The Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a)

Assisting the Company in the monitoring of services provided by the Company’s advertising firm, public relations firm and other non-legal professionals to be employed by the Company.

(b)

Advising the Company on the continued development of a customer relations program and the stimulation of interest in the Company by institutional investors and other members of the financial community.

1.3

Disclaimer by Consultant.  The Consultant makes no representation that as a result of the services to be provided by it (a) the price of the Company’s publicly-traded securities will increase, (b) any person will purchase securities in the Company as a result of the consulting services, or (c) any investor will lend money to or invest in or with the Company.

 SCHEDULE B

To the Consulting Agreement dated as of February 1, 2014

Between

 Gatehouse Financial Partners GmbH and GamePlan Holdings

1.1

Assistance in Securing Equity and or Debt Financing.  The Consultant will use its best efforts to introduce the Company to underwriters, financial institutions, broker/dealers and private investors so that the Company may directly pursue with such persons its financing requirements. If during the Initial Term of the Agreement, any extension thereof, or for a period of two years following the termination of the Agreement, the Company shall consummate a financing, whether in the form of equity, cash or other consideration, with any person or entity directly or indirectly introduced to the Company by the Consultant, then, the Consultant shall be entitled to, and the Company shall pay the Consultant, a success fee (the “Success Fee) calculated as follows:

Consultant will receive a success fee ("Success fee") in the form of a cash payment in the amount of a maximum ten percent (10%) of the gross proceeds of any private Financing, including any form of equity, convertible debt, debt with warrants, debt with equity incentives to the lender, or any other form of equity, debt or guarantees obtained by or invested in Company payable upon closing or receipt of funds by Company or any entity, whichever is earlier.

Company shall have sole discretion in determining what constitutes an acceptable Financing as contemplated by this Agreement.  Consultant shall earn the Success Fee only upon the closing or receipt of funds from a Financing, and not merely for presenting a financing option or prospective investor which in Company's sole discretion is unacceptable.

1.2

Disclaimer by Consultant.  The Consultant makes no representation that as a result of the services to be provided by it that any person or entity will lend money to or invest in or with the Company.